SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                                Network Appliance
                                -----------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    6412OL104
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                               Page 1 of 19 Pages

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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 6412OL104                                                  13G                                Page 2 of 19 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL GROWTH FUND   95-4107950
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                               Amendment 2/96
                                     1,104,476                                                                            100,182
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER


                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                               Amendment 2/96
                                     1,104,476                                                                            100,182
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                               Amendment 2/96
              1,104,476                                                                                100,182
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                               Amendment 2/96
                             6.7%                                                                      Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                               Page 2 of 19 Pages
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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 6412OL104                                                  13G                                Page 3 of 19 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (CF)   95-4107954
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                               Amendment 2/96
                                     1,104,476                                                                             100,182
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER


                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                               Amendment 2/96
                                     1,104,476                                                                             100,182
--------------- ------------ ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                               Amendment 2/96
              1,104,476                                                                                100,182
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                               Amendment 2/96
                             6.7%                                                                      Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                               Page 3 of 19 Pages
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-----------------------------------------------------                                     ------------------------------------------
CUSIP No.6412OL104                                                   13G                                Page 4 of 19 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL VI   94-3166265
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                             641,539                                                                    623,679
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER


                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     641,539                                                                            623,679
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
              641,539                                                                            623,679
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
              3.9%                                                                               3.9%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                               Page 4 of 19 Pages
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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 6412OL104                                                  13G                                Page 5 of 19 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (O)  94-3166264
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                             641,539                                                                    623,679
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER


                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     641,539                                                                           623,679
--------------- ------------ ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
              641,539                                                                            623,679
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
              3.9%                                                                               3.9%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                               Page 5 of 19 Pages
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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. -6412OL104                                                 13G                                Page 6 of 19 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS VI    94-3166266
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                            35,248                                                                  5,505
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER


                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     35,248                                                                         5,505
--------------- ------------ ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
              35,248                                                                         5,505
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
              Less than 1%                                                                   Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                               Page 6 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. -64120L104                                                 13G                                Page 7 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS III   95-4121645
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                        70,497                                                                        47,914
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER


                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     70,497                                                                           47,914
--------------- ------------ ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
              70,497                                                                          47,914
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
              Less than 1%                                                                     Less than 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 7 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. -6412OL104                                                 13G                                Page 8 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DONALD VALENTINE
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally filed 2/95                                      Amendment 2/96
   REPORTING PERSON WITH             0                                                                                  14,826
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                       1,851,760                                                                        777,279
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally filed 2/95                                      Amendment 2/96
                                                   0                                                                     14,826
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     1,851,760                                                                           777,279
--------------- ------------ ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
                         1,851,760                                                             792,105
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
                     11.2%                                                                      4.9%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 8 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. -64120L104                                                 13G                                Page 9 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              PIERRE LAMOND
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     1,851,760                                                                      777,279
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER


                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                        1,851,760                                                                  777,279
--------------- ------------ ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
              1,851,760                                                                        777,279
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
              11.2%                                                                           4.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 9 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. -64120L104                                                 13G                                Page 10 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              THOMAS STEPHENSON
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally Filed 2/95                                       Amendment 2/96
   REPORTING PERSON WITH                          0                                                                        17,113
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     1,851,760                                                                     777,279
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                                      0                                                                    17,113

                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     1,851,760                                                                     777,279
--------------- ------------ ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
              1,851,760                                                                        794,392
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
              11.2%                                                                            4.9%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 10 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. -64120L104                                                 13G                                Page 11 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MICHAEL MORITZ
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              UK
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally Filed 2/95                                       Amendment 2/96
   REPORTING PERSON WITH
                                     0                                                                                  20,728
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     1,851,760                                                                      777,279
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     0                                                                                  20,728
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     1,851,760                                                                      777,279
--------------- ------------ ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
                        1,851,760                                                             798,007
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
              11.2%                                                                         4.9%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 11 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 64120L104                                                  13G                                Page 12 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DOUGLAS LEONE
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally Filed 2/95                                       Amendment 2/96
   REPORTING PERSON WITH
                                     0                                                                            1,147
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                            1,851,760                                                             777,279
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     0                                                                            1,147
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                           1,851,760                                                             777,279
--------------- ------------ ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
                   1,851,760                                                                778,426
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
              11.2%                                                                          4.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 12 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 64120L104                                                  13G                                Page 13 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MARK STEVENS
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally Filed 2/95                                       Amendment 2/96
   REPORTING PERSON WITH             0                                                                                  17,974
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     1,851,760                                                                         777,279
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     0                                                                                  17,974

                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     1,851,760                                                                         777,279

--------------- ------------ ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
                  1,851,760                                                                    795,253
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
              11.2%                                                                            4,9%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 13 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 64120L104                                                  13G                                Page 14 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              J. THOMAS MCMURRAY
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally Filed 2/95                                       Amendment 2/96
   REPORTING PERSON WITH             0                                                                                    16,827
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                            1,851,760                                                           777,279
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     0                                                                                    16,827

                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     1,851,760                                                           777,279
--------------- ------------ ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
              1,851,760                                                                  794,106
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
              11.2%                                                                         4.9%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 14 of 19 Pages

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 64120L104                                                  13G                                Page 15 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              GORDON RUSSELL
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally Filed 2/95                                       Amendment 2/96
   REPORTING PERSON WITH
                                     0                                                                                   10,619
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     1,104,476                                                                  671,593
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     0                                                                                   10,619
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally Filed 2/95                                       Amendment 2/96
                                     1,104,476                                                                 671,593
--------------- ------------ ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally Filed 2/95                                       Amendment 2/96
              1,174,973                                                                                 682,212
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally Filed 2/95                                       Amendment 2/96
                          7.1%                                                                           2.2%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                              Page 15 of 19 Pages

       (a)        Name of Issuer:           Network Appliance Company
                                                     .
       (b)        Address of Issuer's Principal Executive Offices:
                                                     319 N. Bernardo Avenue
                                                     Mountain View, CA 94043
Item 2.

       (a)        Name of Persons Filing:   Sequoia Capital VI ("SC VI")
                                                     Sequoia Partners (O)
                                                       ("SP(O)")
                                                     Sequoia Technology Partners
                                                        VI ("STP VI")
                                                     Sequoia Capital Growth Fund
                                                        ("SCGF")
                                                     Sequoia Partners (CF)
                                                        ("SP(CF)")
                                                     Sequoia Technology Partners
                                                        III ("STP III")
                                                     Pierre Lamond ("PL")
                                                     Donald T. Valentine ("DTV")
                                                     Thomas F. Stephenson
                                                        ("TFS")
                                                     Gordon Russell ("GR")
                                                     Michael Moritz ("MM")
                                                     Douglas Leone ("DL")
                                                     Mark Stevens ("MS")
                                                     J.Thomas McMurray ("JTM")

       SP(O) is the General Partner of SC VI. PL, DTV, TFS, MM, DL, MS and JTM are General Partners of SP(O) and STP VI. SP(CF) is the General Partners of SCGF. TFS, PL, DTV, GR and MM are General Partners of SP(CF) and STP III.

       (b)        Address of Principal Business Office or, if None, Residence:
                                            3000 Sand Hill Road
                                            Building 4, Suite 280
                                            Menlo Park, CA  94025

       (c)        Citizenship:
                                            SC VI, SP(O),  STP VI, SCGF,  SP(O),
                                            STP III:  California  PL, DTV,  TFS,
                                            GR, DL, MS, JTM: United States;  MM:
                                            UK

       (d)        Title of Class of Securities:
                                            Common Stock

       (e)        CUSIP Number:             6412OL104


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: X

         Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable

                               Page 16 of 19 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

         [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]

[A:    Joint Filing Statement]

                               Page 17 of 19 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 4, 1997

SEQUOIA CAPITAL VI                        SEQUOIA CAPITAL GROWTH FUND
By its General Partner,                   By its General Partner
Sequoia Partners (O)                      Sequoia Partners (CF)

--------------------------------          --------------------------------
Michael Moritz, General Partner           Thomas F. Stephenson, General Partner

SEQUOIA TECHNOLOGY PARTNERS VI            SEQUOIA TECHNOLOGY PARTNERS III



--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Douglas Leone


--------------------------------
Mark Stevens


--------------------------------
J. Thomas McMurray



--------------------------------
MichaelMoritz

                               Page 18 of 19 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 4, 1997

SEQUOIA CAPITAL VI                         SEQUOIA CAPITAL GROWTH FUND
By its General Partner,                    By its General Partner
Sequoia Partners (O)                       Sequoia Partners (CF)

--------------------------------           --------------------------------
Michael Moritz, General Partner            Thomas F. Stephenson, General Partner

SEQUOIA TECHNOLOGY PARTNERS VI             SEQUOIA TECHNOLOGY PARTNERS III



--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Douglas Leone


--------------------------------
Mark Stevens


--------------------------------
J. Thomas McMurray



--------------------------------
         MichaelMoritz

                               Page 19 of 19 Pages